Explanation of Responses

On December 19, 2012, WPM, L.P., a Delaware limited partnership (“WPM”) disposed of 5,709,929 shares of common stock, par value $0.01 per share (the “Common Stock”), of Fidelity National Information Services, Inc. (“FIS”) pursuant to that certain Share Repurchase Agreement, dated as of December 12, 2012, by and between FIS and WPM (the “December 2012 Share Repurchase Agreement”) pursuant to which WPM agreed to sell 5,709,929 shares of Common Stock to FIS at a price of $35.0267 per share of Common Stock, for an aggregate cash purchase price of $199,999,970.10.  The December 2012 Share Repurchase Agreement was included as Exhibit 99.4 to the Schedule 13D/A, filed by the Warburg Pincus Reporting Persons (defined below) on December 13, 2012 with the U.S. Securities and Exchange Commission.

WPM GP, LLC, a Delaware limited liability company (“WPM GP”), is the sole general partner of WPM.  Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), is the sole member of WPM GP. Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”), is the sole general partner of WP IX.  Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP IX LLC.  Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX. Messrs. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control WPM, WPM GP, WP IX, WP IX LLC, WP Partners, WP and WP LLC.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, and Messrs. Kaye and Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WPM.  Each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, and Messrs. Kaye and Landy disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.

James Neary, the reporting person, who became a director of FIS on October 1, 2009, is a Partner of WP and a Managing Director and Member of WP LLC.  As such, Mr. Neary may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by WPM.  Mr. Neary disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.

This Form 4 shall not be deemed an admission that any reporting person or any other person referred to herein is a beneficial owner of any securities of the Issuer for purposes of Section 16 of the Exchange Act, or for any other purpose or that any reporting person or other person has an obligation to file this Form 4.